AMENDMENT NO. 1
TO
REVOLVING CREDIT AGREEMENT

THIS AMENDMENT NO. 1 TO REVOLVING CREDIT AGREEMENT (this “Amendment”), dated as of May 12, 2006, among TRANSOCEAN INC., (the “Borrower”), a Cayman Islands company, the lenders from time to time parties hereto (each a “Lender” and collectively, the “Lenders”), and CITIBANK, N.A., as administrative agent for Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to a certain Revolving Credit Agreement dated as of July 8, 2005 (the “Credit Agreement”);

WHEREAS, the Borrower has requested that the Credit Agreement be amended in certain respects as set forth herein;

WHEREAS, the Lenders executing this Amendment are willing to make such amendments on the terms and subject to the conditions and requirements herein set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1. Defined Terms. Unless otherwise expressly defined herein, capitalized terms used in this Amendment that are defined in the Credit Agreement are used herein with the respective meanings assigned to such capitalized terms in the Credit Agreement.

2. Amendments to Section 1.1 (“Definitions”). Section 1.1 of the Credit Agreement is hereby amended by replacing the definition of “Commitment Termination Date” with the following definition of “Commitment Termination Date” and adding the following definition of “Letter of Credit Commitment Amount” in appropriate alphabetical order:

“Commitment Termination Date” means the earliest of (i) July 8, 2011, subject to the extension thereof pursuant to Section 2.16, (ii) the date on which the Commitments are terminated in full or reduced to zero pursuant to Section 2.13, and (iii) the occurrence of any Event of Default described in Section 7.1(f) or (g) with respect to the Borrower or the occurrence and continuance of any other Event of Default and either (x) the declaration of the Loans to be due and payable pursuant to Section 7.2, or (y) in the absence of such declaration, the giving of written notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrower pursuant to Section 7.2 that the Commitments have been terminated; provided, however, that the Commitment Termination Date of any Lender that is a Declining Lender with respect to any requested extension pursuant to Section 2.16 shall be the earlier of (x) the Commitment Termination Date in effect immediately prior to such extension and (y) (i) the date on which the Commitments are terminated in full or reduced to zero pursuant to Section 2.13, and (ii) the occurrence of any Event of Default described in Section 7.1(f) or (g) with respect to the Borrower or the occurrence and continuance of any other Event of Default and either (x) the declaration of the Loans to be due and payable pursuant to Section 7.2, or (y) in the absence of such declaration, the giving of written notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrower pursuant to Section 7.2 that the Commitments have been terminated.

“Letter of Credit Commitment Amount” means, at any time, the lesser of (i) $500,000,000 and (ii) the Revolving Credit Commitment Amount in effect at such time.

3. Amendment to Section 2.12 (“Letters of Credit”). Section 2.12 of the Credit Agreement is hereby amended by replacing subsection (a) thereof in its entirety with the following:

(a) Letters of Credit. Subject to the terms and conditions hereof, the Issuing Bank agrees to issue, from time to time prior to the Commitment Termination Date, at the request of the Borrower and on behalf of the Lenders and in reliance on their obligations under this Section 2.12, one or more letters of credit (each a “Letter of Credit”) for the Borrower’s account in a face amount in each case of at least $500,000 or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $500,000, and in an aggregate undrawn face amount for all Letters of Credit at any time outstanding not to exceed the Letter of Credit Commitment Amount; provided, that the Issuing Bank shall not issue a Letter of Credit pursuant to this Section 2.12 if, after the issuance thereof, (i) the outstanding Revolving Loans and L/C Obligations would thereby exceed the Revolving Credit Commitment Amount (determined in accordance with Section 10.19) then in effect, (ii) the aggregate undrawn face amount of all Letters of Credit then outstanding would at any time thereafter (giving effect to the respective scheduled expiration dates thereof and any automatic extensions provided therein) exceed the Letter of Credit Commitment Amount scheduled to be in effect at any such time thereafter (giving effect to any reductions resulting from the scheduled expiration of the Commitments of Declining Lenders not offset by new or increased Commitments of Replacement Lenders or Extending Lenders pursuant to Section 2.16), or (iii) the issuance of such Letter of Credit would violate any legal or regulatory restriction then applicable to the Issuing Bank or any Lender as notified by the Issuing Bank or such Lender to the Administrative Agent before the date of issuance of such Letter of Credit. Letters of Credit and any increases and extensions thereof hereunder may be issued in face amounts of either Dollars, Euros, Pounds, Australian Dollars, Canadian Dollars, Singapore Dollars or Kroner; provided further, that the Dollar Equivalent amount of the principal amount of outstanding Revolving Loans and Letters of Credit in Euros, Pounds, Australian Dollars, Canadian Dollars, Singapore Dollars and Kroner determined, with respect to each such Revolving Loan or Letter of Credit, in accordance with Section 10.19 on the date such Revolving Loan is funded, continued or converted, or the date such Letter of Credit is issued, increased and extended, as applicable, shall not exceed in the aggregate the Foreign Currency Sublimit.

4. Waiver of Section 2.14(a). Concurrently with the execution of this Amendment, the Lenders are increasing the Revolving Credit Commitment Amount from $500,000,000 to $1,000,000,000 pursuant to Section 2.14 of the Credit Agreement; in connection with such increase and at your request, the undersigned Lenders waive the 30-day notice requirement for such increase contained in Section 2.14(a) of the Credit Agreement.

5. Representations and Warranties. The Borrower represents and warrants to the Lenders as follows:

(a) all representations and warranties set forth in the Credit Agreement are true and correct in all material respects with the same effect as though such representations and warranties have been made on and as of the date hereof, except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date;

(b) no Default or Event of Default has occurred and is continuing on the date hereof;

(c) since the date of the most recent consolidated financial statements of the Borrower submitted to the Lenders pursuant to Section 6.6 of the Credit Agreement, there has been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(d) the Borrower has the corporate power and authority to make, deliver and perform this Amendment and has taken any and all necessary corporate action to authorize the execution, delivery and performance of this Amendment. No consent or authorization of, or filing with, any Person (including, without limitation, any governmental authority), is required in connection with the execution, delivery or performance by the Borrower, or the validity or enforceability against the Borrower, of this Amendment, other than such consents, authorizations or filings which have been made or obtained; and

(e) this Amendment has been duly executed and delivered by the Borrower and this Amendment constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

6. Effectiveness of Amendment. This Amendment shall become effective upon (i) the execution and delivery to the Administrative Agent of counterparts hereof (whether originals or facsimile transmissions thereof) on behalf of the Borrower and those Lenders constituting the Required Lenders for purposes of the Credit Agreement, (ii) satisfaction of the conditions set forth in subsections (b) through (e) of Section 2.14 of the Credit Agreement, including without limitation the delivery of Joinder Agreements from the Lenders increasing or adding Commitments, evidence of the approval by the board of directors of the Borrower of the increase in Revolving Credit Commitment Amount contemplated hereby and an opinion of counsel with respect thereto in form and substance reasonably acceptable to the Administrative Agent, and (iii) payment by the Borrower of all costs and expenses of the Administrative Agent (including reasonable fees and expenses of its counsel) incurred in respect of the preparation and execution of this Amendment.

7. References to Credit Agreement. On and after the date this Amendment becomes effective as provided in paragraph 6 above, each and every reference in the Credit Documents to the Credit Agreement shall be deemed to refer to and mean the Credit Agreement as amended by this Amendment. The Borrower further confirms and agrees that (i) except as expressly amended herein, the Credit Agreement remains in full force and effect in accordance with its terms, and (ii) all other Credit Documents remain in full force and effect in accordance with their respective terms.

8. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

9. Miscellaneous. This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York. This Amendment shall be binding on and shall inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWER:

TRANSOCEAN INC., as Borrower

By: /s/ Randal P. Miller
Name: Randal P. Miller
Title: Vice President, Treasurer

CITIBANK, N.A., as Administrative Agent and a Lender

By: /s/ Robert H. Malleck
Name: Robert H. Malleck
Title: Vice President

BANK OF AMERICA, N.A., as Syndication Agent, Issuing Bank and a Lender

By: /s/ Claire Liu
Name: Claire Liu
Title: Senior Vice President

THE ROYAL BANK OF SCOTLAND PLC, as a Co-Documentation Agent and a Lender

By: /s/ Paul McDonagh
Name: Paul McDonagh
Title: Managing Director

SUNTRUST BANK, as a Co-Documentation Agent and a Lender

By: /s/ Kelly Brandenburg
Name: Kelly Brandenburg
Title: Vice President

JPMORGAN CHASE BANK, N.A., as a Co-Documentation Agent and a Lender

By: /s/ Helen A. Carr
Name: Helen A. Carr
Title: Managing Director

UBS LOAN FINANCE LLC, as a Lender

By: /s/ Richard L. Tavrow
Name: Richard L. Tavrow
Title: Director

By: /s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

WELLS FARGO BANK, N.A., as a Lender

By: /s/ William S. Rogers
Name: William S. Rogers
Title: Associate Director

THE BANK OF NEW YORK, as a Lender

By: /s/ Raymond J. Palmer
Name: Raymond J. Palmer
Title: Bank of New York

DnB NOR BANK ASA, as a Lender

By: /s/ Truls Nergaard
Name: Truls Nergaard
Title: EVP and General Manager

By: /s/ Tor Ivar Hansen
Name: Tor Ivar Hansen
Title: Assistant Vice President

HSBC BANK USA, as a Lender

By: /s/ Jose Aldeannueva
Name: Jose Aldeannueva
Title: Senior Vice President

THE BANK OF NOVA SCOTIA, as a Lender

By: /s/ N. Bell
Name: N. Bell
Title: Senior Manager

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By: /s/ Kelton Glasscock
Name: Kelton Glasscock
Title: Vice President & Manager

CALYON CORPORATE AND INVESTMENT BANK, as a Lender

By: /s/ Darrell Stanley
Name: Darrell Stanley
Title: Managing Director

By: /s/ Bertrand Cord’homme
Name: Bertrand Cord’homme
Title: Director

WILLIAM STREET CREDIT CORPORATION, as a Lender

By: /s/ Mark Walton
Name: Mark Walton
Title: Assistant Vice President

MORGAN STANLEY BANK, as a Lender

By: /s/ Daniel Twenge
Name: Daniel Twenge
Title: Vice President

ING CAPITAL LLC, as a Lender

By: /s/ Richard Ennis
Name: Richard Ennis
Title: Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Lender

By: /s/ Vanessa Gomez
Name: Vanessa Gomez
Title: Vice President

By: /s/ Nupur Kumar
Name: Nupur Kumar
Title: Associate